Exhibit 10.1

DOLLAR TREE AND FAMILY DOLLAR
SUPPLEMENTAL DEFERRED COMPENSATION PLAN

1.Name:
This plan shall be known as the “Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan” (the “Plan”).
2.    Purpose and Intent:
Dollar Tree, Inc. (the “Corporation”) hereby establishes the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan, for the purpose of providing certain of its Employees with the opportunity to defer payment of certain Base Salary and Bonuses in accordance with the terms and provisions set forth herein. The Plan is a restatement of the Family Dollar Compensation Deferral Plan, as amended December 31, 2016. It is the intent of the Corporation that amounts deferred under the Plan by an Employee shall not be taxable to the Employee for income tax purposes until the time actually received by the Employee and that the Plan shall comply with Code Section 409A and the regulations promulgated thereunder. The Plan is an unfunded plan maintained by the Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Sections 201(2), 301(a)(3), 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In addition, the Corporation intends for this plan to comply with the exemption from ERISA’s reporting and disclosure requirements under Department of Labor Regulation Section 2520.104-23. The provisions of the Plan shall be construed and interpreted to effectuate the above described intentions. The terms and conditions of this Plan shall apply with respect to any deferral elections made under Section 5 on or after June 15, 2017.
3.    Definitions:
For purposes of the Plan, the following terms have the following meanings:
“Account” means the account established to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to the Plan. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan.
“Affiliate” means any corporation which, when considered with Dollar Tree, Inc. would constitute a controlled group of corporations within the meaning of Code Section 1563(a), determined with regard to Code Sections 1563(a)(4) and 1563(e)(3)(C) or any entity, whether or not incorporated which, when considered with Dollar Tree, Inc. would constitute a controlled group in accordance with Code Section 414(c) and regulations promulgated thereunder.
“Base Salary” means the cash base salary payable by the Participating Employer to an Employee for service during the applicable Plan Year. Base Salary shall include any salary reduction contributions: (a) to cash or deferred arrangements under Code Section 401(k), (b) to a cafeteria plan under Code Section 125, or (c) to a nonqualified deferred compensation plan. Base Salary shall exclude any bonus compensation, commissions, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, income realized in connection with equity compensation, welfare benefits, severance payments or benefits, employer credits or contributions to a nonqualified deferred compensation plan (other than salary reduction contributions as described above), or any additional cash compensation or compensation payable in a form other than cash.
“Beneficiary” means any person or trust designated by a Participant in accordance with procedures adopted by the Plan Committee to receive the Participant’s Account in the event of the Participant’s death. If the Participant does not designate a Beneficiary, the Participant’s Beneficiary is his or her spouse, or if there is no spouse, his or her estate.
“Bonus” means any cash remuneration earned by a Participant during a Plan Year, or a designated fiscal year or other performance period, and paid under a Participating Employer’s bonus program after such amount has been reduced by required withholding for FICA or any other withholdings or deductions required by law.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
“Compensation Committee” means the committee of individuals who are serving from time to time as the Compensation Committee of the Board of Directors of Dollar Tree, Inc.
“Disability” means “disability” as defined under applicable laws for purposes of receiving Social Security benefits.
“Eligible Employee” means an Employee designated as an Eligible Employee pursuant to Paragraph 5(a).
“Employee” means a common law employee of a Participating Employer.
“Participant” means an Eligible Employee who has elected to defer compensation under the Plan as provided in Paragraph 5(b).

“Participating Employer” means the Corporation and any Affiliate designated by the Plan Committee.
“Payment Sub-Account” means a portion of a Participant’s Account established by the Plan Committee to facilitate the administration of distributions under the Plan.
“Plan Committee” means the Dollar Tree, Inc. Plan Committee, as appointed from time to time by the Corporation’s Chief Executive Officer.
“Plan Year” means the calendar year.
“Savings Plan” means the Dollar Tree Retirement Savings Plan, as amended from time to time.
“Separation from Service” means a Participant’s “separation from service” from the Participating Employers within the meaning of Treasury Regulation Section 1.409A-1(h), or any successor regulations.
4.    Administration:
The Plan Committee shall be responsible for administering the Plan. The Plan Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Committee shall have the power to construe and interpret the Plan and to determine all questions that arise thereunder. The Plan Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Committee may appoint any agents that it deems necessary for the effective performance of its duties, and may delegate to those agents those powers and duties that the Plan Committee deems expedient or appropriate that are not inconsistent with the intent of the Plan. All decisions of the Plan Committee and the Compensation Committee upon all matters within the scope of their authority shall be made in the Plan Committee’s or Compensation Committee’s sole discretion and shall be final and conclusive on all persons, except to the extent otherwise provided by law.
5.    Eligibility, Deferrals and Account Adjustments:
(a)    Eligibility. For each Plan Year, the Plan Committee or its designee shall designate which Employees shall be Eligible Employees for the Plan Year; provided, however, that the determination of Eligible Employees shall be made consistent with the top hat plan requirements of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. An Employee designated as an Eligible Employee with respect to one Plan Year need not be designated as an Eligible Employee for any subsequent Plan Year.

(b)    Elections to Defer. A person who is an Eligible Employee for a Plan Year may elect to defer a percentage of the Eligible Employee’s Base Salary for the Plan Year and a percentage of any Bonus earned commencing during the Plan Year (even if such Bonus is paid in a later Plan Year). The Plan Committee shall establish from time to time the minimum and maximum percentages for deferral elections, which may be different for elections to defer Base Salary and elections to defer Bonuses and which may vary among groups of Eligible Employees. Elections to defer Base Salary or Bonuses for a Plan Year must be made before the first day of the Plan Year in which services were performed to earn such Base Salary or Bonus; provided that an Eligible Employee, who first becomes eligible to participate in the Plan after the start of the Plan Year, may, in the sole discretion of the Plan Committee, make such deferral election, with respect only to Base Salary or Bonus earned after the date of the election, within thirty (30) days after first becoming eligible to participate in the Plan as notified by the Plan Committee. With respect to such 30-day election period for newly Eligible Employees, an election to defer Bonus will be deemed to apply to compensation paid for services performed after the election if the election applies to no more than an amount equal to the total amount of the Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. All elections made under this Paragraph 5(b) shall be made in writing on a form, or pursuant to other non-written procedures, as may be prescribed from time to time by the Plan Committee and shall be irrevocable for the Plan Year; provided, however, that the Plan Committee may, in its discretion, determine to cancel a Participant’s deferral election for a Plan Year due to a hardship withdrawal by the Participant under the Savings Plan or an unforeseeable emergency withdrawal by the Participant under Paragraph 6(g) below.
(c)    Performance-Based Compensation. In the discretion of the Plan Committee, an Eligible Employee may make an election to defer “performance based compensation” (as defined in Treasury Regulation Section 1.409A-1(e)) pursuant to the requirements of Treasury Regulation Section 1.409A-2(a)(8).
(d)    Establishment of Accounts. A Participating Employer shall establish (or cause to be established) an Account for each Participant employed by a Participating Employer. Each Account shall be designated by the name of the Participant for whom it is established. The amount of any Base Salary or Bonus deferred by a Participant shall be credited to the Participant’s Account as soon as practical after the date the Base Salary or Bonus would have otherwise been paid to the Participant.
(e)    Account Adjustments for Deemed Investments. The Plan Committee shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. Each Participant may designate the investment vehicle(s) in which his or her Account shall be deemed to be invested according to the procedures developed by the

Plan Committee, except as otherwise required by the terms of the Plan. No Participating Employer shall be under an obligation to acquire or invest in any of the deemed investment vehicle(s), and any acquisition of or investment in a deemed investment vehicle by a Participating Employer shall be made in the name of the Participating Employer and shall remain the sole property of the Participating Employer. The Plan Committee may also establish from time to time a default investment vehicle into which a Participant’s Account shall be deemed to be invested if the Participant fails to provide investment instructions to the Plan Committee.
(f)    Timing of Adjustments. The adjustments to Accounts for deemed investments as provided in Paragraph 5(e) shall be made from time to time at such intervals as determined by the Plan Committee. The amount of the adjustment shall equal the amount that the Participant’s Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant for the period.
(g)    Other Credits. A Participating Employer may from time to time, in its sole and exclusive discretion, elect to credit a Participant’s Account with additional amounts not otherwise contemplated by this Paragraph 5, which amounts shall be subject to the provisions hereof relating to Account adjustments and payments. Any such amounts shall be included as part of the Payment Sub-Account for the Plan Year credited and subject to the Participant’s distribution election under Paragraph 6(a), or, if the Participant fails to make an election with respect to Participating Employer credits for the Plan Year, subject to the Participant’s distribution election with respect to Base Salary deferrals for the Plan Year.
(h)    Statements of Account. Each Participant shall receive a statement (or electronic access to a statement) of the Participant’s Account balance no less frequently than annually.
6.    Distribution Provisions:
(a)    Payment Elections. Subject to Section 6(d) below, a Participant may elect from among the available forms of payment set forth in Paragraph 6(b) below and the elected form of payment shall apply to each separate Payment Sub-Account comprised of the Base Salary and Bonus deferrals and other Participating Employer credits, if any, for the applicable Plan Year. The payment election shall be made, and become irrevocable, coincident with the deferral elections under Paragraph 5(b) above for such Plan Year.
(b)    Available Forms of Payment. A Participant may select from among the available forms of payment for each Payment Sub-Account for which separate payment elections are made pursuant to Paragraph 6(a) above. A Participant may elect from among the following forms of payment for each credit source under the Plan:

(i)    Lump Sum Payment Following Separation from Service or Disability. The balance of the applicable Payment Sub-Account shall be payable in a single cash payment as soon as administratively practicable after the earlier of (A) six months after the Participant’s Separation from Service or (B) the Participant’s Disability; or
(ii)    Lump Sum Payment In Specified Year. The balance of the applicable Payment Sub-Account shall be payable in a single cash payment during the first 90 days of the calendar year elected by the Participant; or
(iii)    Annual Installments Following Separation from Service or Disability. The balance of the applicable Payment Sub-Account shall be payable in annual installments over a period of two (2) to five (5) years as selected by the Participant and shall commence upon the earlier of (A) the first day of the seventh month after the date of the Participant’s Separation from Service or (B) the date of the Participant’s Disability. Subsequent installment payments shall be made in each subsequent calendar year until the balance of the Payment Sub-Account is paid in full; or
(iv)    Annual Installments Commencing In Specified Year. The balance of the applicable Payment Sub-Account shall be payable in annual installments over a period of two (2) to five (5) years as selected by the Participant commencing during the first 90 days of the calendar year elected by the Participant. Subsequent installment payments shall be made in each subsequent calendar year until the balance of the Payment Sub-Account is paid in full.
A Participant who fails to make a payment election for a Payment Sub-Account in accordance with the provisions of this Paragraph 6(b) shall be deemed to have elected for such Payment Sub-Account a lump sum payment following Separation from Service or Disability. Notwithstanding the foregoing, the Plan Committee may limit the number of installment payments that a Participant may elect under Section 6(b)(iii) and (iv) for any Plan Year.
(c)    Subsequent Changes to Payment Elections. A Participant who is in the active service of a Participating Employer may change the timing or form of payment elected under Paragraph 6(b) above, or the timing or form of payment subsequently elected under this Paragraph 6(c), with respect to a Payment Sub-Account only if (i) such election is made at least twelve (12) months prior to the date the payment of the Payment Sub-Account would have otherwise commenced; (ii) such election will not take effect for at least twelve (12) months; and (iii) the effect of such election is to defer commencement of such payments by at least five (5) years.

(d)    Default Lump Sum Payment. Notwithstanding any provision herein to the contrary, with respect to deferrals under the Plan beginning in calendar year 2017, a Participant’s entire Sub-Account balance shall be payable in a single cash payment on the first day of the seventh month after the Participant’s Separation from Service if, as of the Participant’s date of Separation from Service, the balance of the Participant’s Sub-Account, along with any other account balance nonqualified deferred compensation plans that would be aggregated under Treasury Regulation Section 1.409A-1(c), is less than $100,000. With respect to amounts deferred under the Plan prior to 2017, such amounts will be payable in a single cash payment on the first day of the seventh month following the Participant’s Separation from Service if such deferrals are less than $25,000.
(e)    Installments. If amounts are payable to a Participant in the form of annual installments, the first annual installment shall be paid commencing per the applicable election set forth in Paragraph 6(b) above, and each subsequent annual installment shall be paid in each subsequent calendar year until the applicable Sub-Account is paid in full. The amount payable on each payment date shall be equal to the balance of the applicable Sub-Account on the applicable payment date divided by the number of remaining installments (including the installment then payable).
(f)    Death. If a Participant dies after having commenced installment payments, any remaining unpaid installment payments shall be paid to the Participant’s Beneficiary as and when they would have otherwise been paid to the Participant had the Participant not died. If a Participant Separates from Service due to death, the Participant’s Account shall be payable to the Participant’s Beneficiary commencing as soon as administratively practicable after the Participant’s death in the form of either a single cash payment or two (2) to five (5) annual installments as elected by the Participant pursuant to this Paragraph 6(f). Notwithstanding the foregoing, the Plan Committee may limit the number of installment payments that a Participant may elect under this Section 6(f). Such payment method election shall be made by the Participant at such time or times and pursuant to such procedures as the Plan Committee may establish from time to time consistent with the requirements of Code Section 409A. If a Participant fails to make a payment method election under this Paragraph 6(f), the method of payment to the Beneficiary shall be a single cash payment.
(g)    Withdrawals on Account of an Unforeseeable Emergency. A Participant who is in active service with a Participating Employer may, if permitted by the Plan Committee, receive a distribution of all or any part of the amounts previously credited to the Participant’s Account in the case of an “unforeseeable emergency.” A Participant requesting a payment pursuant to this Paragraph 6(g) shall have the burden of proof of establishing, to the Plan Committee’s satisfaction, the existence of an “unforeseeable emergency” and the amount of the payment needed to satisfy the same. In that regard, the Participant must provide the Plan Committee with such financial data and information as the Plan Committee may request. If the Plan Committee determines that a payment should be made to a Participant under this Paragraph 6(g), the payment shall be made within a reasonable time after the Plan Committee’s determination of the existence of the “unforeseeable emergency” and the amount of payment so needed, but not later than 60 days after such determination. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of the spouse or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that the hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan. Examples of what are not considered to be “unforeseeable emergencies” include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts because of an “unforeseeable emergency” may not exceed an amount reasonably needed to satisfy the emergency need.
(h)    Other Payment Provisions. To be effective, any elections under Paragraph 6 herein shall be made on such form, at such time and pursuant to such procedures as determined by the Plan Committee in its sole discretion from time to time. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Committee, in its sole discretion, may decide, and the Plan Committee shall not be liable to any person for any such decision or any payment pursuant thereto.
7.    Amendment, Modification and Termination of the Plan:
The Plan Committee or the Compensation Committee shall have the right and power at any time and from time to time to amend the Plan in whole or in part and the Compensation Committee shall have the sole right and power to at any time to terminate the Plan; provided, however, that no amendment or termination may reduce the amount actually credited to a Participant’s Account on the date of the amendment or termination, or further defer the due dates for the payment of the amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary but only to the extent permitted by Code Section 409A, in connection with any termination of the Plan the Compensation Committee, or its delegate, shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date determined by the Compensation Committee, or its delegate, or to otherwise accelerate the payment of all Accounts in such manner as the Plan Committee determines in its discretion to the extent compliant with Treasury Regulation Section 1.409A-3(j)(4). Accordingly, the Compensation Committee may terminate the Plan and accelerate distribution under the Plan in accordance with the following:
(a)    the termination of the Plan within twelve (12) months of a corporate dissolution or with the approval of a bankruptcy court as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A); or
(b)    the termination of the Plan within the thirty (30) days preceding or the twelve (12) months following a change in control, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B); or
(c)    the termination of the Plan, provided that the termination does not occur proximate to a downturn in the financial health of the Corporation, if all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, and all payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, and all payments are made within twenty-four (24) months of the Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C); or
(d)    such other events and conditions as the IRS may prescribe in generally applicable published regulatory or other guidance under Code Section 409A.
8.    Claims Procedures:
Claims for benefits under the Plan shall be addressed pursuant to the claims procedures applicable under the Savings Plan. Any decision pursuant to such claims procedures shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law. A claimant must exhaust the claims procedures in the Plan prior to filing suit in court.
9.    Indemnity of Compensation Committee and Plan Committee:
The Participating Employers shall indemnify and hold harmless the Compensation Committee and the Plan Committee (and each individual member thereof) and any Employee to whom the duties of the Compensation Committee and/or the Plan Committee may be delegated from and against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Compensation Committee or the Plan Committee (or any individual member thereof) or any such Employee.

10.    Notice:
Any notice or filing required or permitted to be given to the Plan Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, postage pre-paid, to the address below:
Dollar Tree, Inc.
Attn: Dollar Tree, Inc. Human Resources Department (with a copy to Law Department)
500 Volvo Pkwy
Chesapeake, VA 23320
Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, postage pre-paid, to the last known address of the Participant.
11.    Applicable Law:
The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of the Commonwealth of Virginia.
12.    Compliance With Code Section 409A:
The Plan is intended to comply with Code Section 409A and the applicable Treasury Regulations and other guidance thereunder, including the requirements of Treasury Regulation Section 1.409A-3(i)(2) (or any successor provision), and to avoid any additional tax thereunder. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.
(a)    Acceleration of Payment. No person may accelerate the time or schedule of any Plan payment or amount scheduled to be paid under the Plan, provided that the Plan Committee, in its sole discretion and without any Participant discretion or election, may elect to accelerate the time or schedule of payment from the Plan in any or all of the circumstances described in Treasury Regulation Section 1.409A-3(j)(4)(ii) through (xiv) to the extent permitted therein, including, without limitation, payment of vested amounts to a person other than the Participant to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)) or payment of the amount required to be included in income for the Participant as a result of failure of this Plan at any time to meet the requirements of Code Section 409A with respect to the Participant.

(b)    Delay of Payment. The Plan Committee may delay payment of a benefit hereunder in any or all of the circumstances described in Treasury Regulation Section 1.409A-2(b)(7), including, without limitation, events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A and payments of vested amounts that the Plan Committee reasonably anticipates will be subject to the application of Code Section 162(m) or will violate Federal securities laws or other applicable law; provided, however, that any such delayed payment of vested amounts will be made at the earliest date at which the Plan Committee reasonably anticipates that the making of the payment of vested amounts would not cause such a violation.
13.    Miscellaneous:
A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. In that regard and except as provided in Paragraph 12(a) above, no part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise. The Plan shall be an unsecured and unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Participating Employers under the Plan, the right shall be no greater than the right of any unsecured general creditor of the Participating Employers. Nothing contained herein may be deemed to create a trust of any kind or any fiduciary relationship between a Participating Employer and any Participant. Designation as an Eligible Employee or Participant in the Plan shall not entitle or be deemed to entitle the person to continued employment with the Participating Employers. Obligations incurred by the Corporation pursuant to this Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and each Participant and any Beneficiary or other successor in interest of a Participant.
IN WITNESS WHEREOF, this Instrument is executed by the respective duly authorized officers of DOLLAR TREE, INC. on the 16th day of August, 2017, to be effective June 15, 2017.
DOLLAR TREE, INC.
By: /s/ Bob Sasser
Title: Chief Executive Officer